Exhibit 10.21
Digital Ally, Inc.

Key Executive Retention Agreement

This Key Executive Retention Agreement (“Agreement”) is effective as of the latest date set forth on the signature page below, and is between Digital Ally, Inc., a Nevada corporation (“Employer”), and Robert D. Haler (“Executive”).

RECITALS

Whereas, Employer has employed Executive as an at-will Executive at Employer’s office located in Overland Park, Kansas prior to the date of this Agreement; and

Whereas, Employer recognizes that various third parties from time to time desire to alter Employer’s ownership, business strategies, management and operations, and Employer desires to retain Executive’s talents now and in the future without undue distraction.  Employer intends for this Agreement to be an incentive for Executive to continue employment with Employer.

Now, therefore, Employer and Executive agree as follows:

AGREEMENT

1. Definitions.  The following capitalized terms used herein shall have the meanings set forth below.

(a) “Cause” means (i) Executive has acted in bad faith and to the detriment of Employer; (ii) Executive has refused or failed to act in accordance with any specific lawful and material direction or order of his or her supervisor; (iii) Executive has exhibited, in regard to employment, unfitness or unavailability for service, misconduct, dishonesty, habitual neglect, incompetence, or has committed an act of embezzlement, fraud or theft with respect to the property of Employer; (iv) Executive has abused alcohol or drugs on the job or in a manner that affects Executive’s job performance; and/or (v) Executive has been found guilty of or has plead nolo contendere to the commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to termination for Cause, Employer shall give Executive written notice of the reason for such potential termination and provide Executive a thirty (30) day period to cure such conduct or act or omission alleged to provide grounds for such termination.

(b) “Change in Control” means (i) one party alone, or acting with others, has acquired or gained control over more than fifty percent (50%) of the voting shares of Employer; or (ii)  Employer merges or consolidates with or into another entity or completes any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Employer immediately prior to such merger, consolidation or other reorganization; or (iii) a majority of Employer’s Board of Directors is replaced and/or dismissed by the shareholders of Employer without the recommendation of or nomination by Employer’s current Board of Directors; or (iv) Employer’s Chief Executive Officer (the “CEO”) is replaced and/or dismissed by shareholders without the approval of Employer’s Board of Directors; or (v) Employer sells, transfers or otherwise disposes of all or substantially all of the consolidated assets of Employer and Employer does not own stock in the purchaser or purchasers having more than fifty percent (50%) of the voting power of the entity owning all or substantially all of the consolidated assets of Employer after such purchase.

(c) “Death or Disability” means Executive’s (i) death; or (ii) becoming incapacitated or disabled so as to entitle Executive to benefits under Employer’s long-term disability plan; or (iii) becoming permanently and totally unable to perform Executive’s duties for Employer, with or without reasonable accommodation, as a result of any physical or mental impairment supported by a written opinion by a physician jointly selected by Employer and Executive.

(d) “Good Reason” means either (i) a material adverse change in Executive’s status as an executive or other key employee of Employer, including without limitation, a material adverse change in Executive’s position, authority, or aggregate duties or responsibilities; or (ii) any adverse change in Executive’s base salary, target bonus or benefits; or (iii) a request by Employer to materially change Executive’s geographic work location.

(e) “Resignation” means Executive’s decision to terminate employment, and may be for or without Good Reason as reflected in a letter Executive shall send to the CEO.

2. At-Will Employment.  Executive remains an at-will employee, and either party may terminate the relationship at any time with or without cause.  However, in certain circumstances as provided below, Executive will be entitled to Severance Benefits if employment is terminated without Cause or a Resignation is submitted for Good Reason.

3. Severance Benefits.  If any Change in Control occurs, and if, during the one (1) year period following the Change in Control, Employer terminates Executive’s employment without Cause or Executive submits a Resignation for Good Reason (the effective date of such termination or resignation, the “Termination Date”), then:

(a) Employer shall pay Executive severance pay equal to twelve (12) months of Executive’s base salary at the higher of the rate in effect immediately prior to the Termination Date or the rate in effect immediately prior to the occurrence of the event or events constituting Good Reason, payable on the Termination Date in a lump sum net of required tax withholdings, plus all other amounts then payable by Employer to Executive less any amounts then due and owing from Executive to Employer;

(b) Employer shall provide continuation of Executive’s health benefits at Employer’s expense for eighteen (18) months following the Termination Date; and

(c) Executive’s outstanding employee stock options shall fully vest and be exercisable for a ninety (90) day period following the Termination Date.

The benefits described in the foregoing paragraphs (a) through (c) are referred to herein as the “Severance Benefits.”

Executive is not entitled to Severance Benefits for a termination based on Death or Disability, Resignation without Good Reason, or termination for Cause.  Following the Termination Date, Employer shall also pay Executive all reimbursements for expenses in accordance with Employer’s policies, within ten (10) days of  submission of appropriate evidence thereof by Executive.

4. Change in Control Benefit.  If any Change in Control occurs and Executive continues to be employed as of the completion of such Change in Control, as payment for Executive’s additional efforts on behalf of Employer during such Change in Control, Employer shall pay Executive a Change in Control benefit payment equal to three (3) months of Executive’s base salary at the rate in effect immediately prior to the Change in Control completion date, payable in a lump sum net of required tax withholdings.

5. General.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be modified or terminated only by an instrument in writing signed by both parties hereto.  Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by personal delivery, email, or certified or registered mail to Executive at his or her address as the same appears on the books and records of Employer or to Employer at its principal office in Overland Park, Kansas.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Kansas without regard to its conflicts of laws provisions.  In the event of any dispute between the parties related to this Agreement, the exclusive venue of the courts shall be the location of Executive’s principal place of employment.  The prevailing party as determined by the court will be entitled to recover reasonable attorney fees.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed this Key Executive Retention Agreement as of the latest date set forth below.

Date: December 23, 2008                                                        EMPLOYER:

Digital Ally, Inc.

By: /s/ Stanton E. Ross

Its:Chairman, CEO & President

EXECUTIVE:

Date: December 23, 2008                                                        /s/  Robert D. Haler____________________
Name: Robert D. Haler